Exhibit 99.1

Acadia Realty Trust Reports First Quarter 2010 Operating Results

NEW YORK--(BUSINESS WIRE)--April 27, 2010--Acadia Realty Trust (NYSE:AKR), today reported operating results for the quarter ended March 31, 2010. All per share amounts are on a fully diluted basis.

First Quarter 2010 Highlights

Earnings – 2010 first quarter FFO of $0.25, EPS of $0.13

•	Funds from operations (“FFO”) per share of $0.25 for the first quarter 2010 compared to $0.42 for first quarter 2009. FFO for 2009 included $0.16 from gains on the repurchase of debt and other income

•	Earnings per share (“EPS”) from continuing operations for first quarter 2010 of $0.13 compared to 0.28 for first quarter 2009

Balance Sheet – Continued Strength

•	Cash on hand and availability under current facilities of approximately $90 million at March 31, 2010

•	Core portfolio debt, net of cash on hand (“Net Debt”) to EBIDTA of 4.3x

•	Core portfolio Net Debt yield of 16%

•	No significant core portfolio debt maturities before December 2011 (including extension options) when $50 million balance of convertible notes are due

Core Portfolio – Net Operating Income at Upper End of 2010 Forecast

•	Same store net operating income decreased 1.3% for the quarter ended March 31, 2010 compared to the same period in 2009

•	March 31, 2010 occupancy at 92.5% versus 92.6% at December 31, 2009

First Quarter 2010 Operating Results

For the quarter ended March 31, 2010, FFO was $10.2 million, compared to $14.3 million for the quarter ended March 31, 2009.

Earnings for the quarters ended March 31, 2010 and 2009 were as follows:

	Quarter ended March 31,
	2010	2009	Variance
FFO per share	$0.25	$0.42	$(0.17)
EPS from continuing operations	$0.13	$0.28	$(0.15)
EPS	$0.13	$0.31	$(0.18)

The primary factors which contributed to the $0.15 decrease in EPS from continuing operations for the first quarter 2010 compared to the same period in 2009 were a $0.09 gain related to the purchase of $18.5 million in principal amount of the Company’s outstanding convertible debt in the first quarter 2009 and $0.05 of income as a result of a forfeited property sale contract deposit that was recognized in the first quarter 2009.

Discontinued operations decreased $0.03 for the first quarter 2010 as compared to the same period in 2009 primarily as a result of a gain recognized on the sale of six Kroger Supermarket locations in the first quarter 2009.

Strong Balance Sheet with Available Capital

As of March 31, 2010, Acadia’s solid balance sheet was evidenced by the following:

Strong Liquidity

•
Total liquidity of $90 million, including $45 million of cash and $45 million available under existing lines of credit, excluding the cash and credit facilities of the Company’s opportunity funds (“Fund”)

•
$406 million of committed Fund III investor capital is unfunded as of March 31, 2010. Approximately $56 million of this amount has been allocated as equity for existing investments. The remaining $350 million of unallocated investor capital commitments is available for Fund III’s equity component in additional investments. Acadia’s pro-rata share of the $406 million of total unfunded capital is $81 million

Low Leverage

•
Debt yield (annualized net operating income divided by principal amount of debt) of 14% and Net Debt yield (annualized net operating income divided by principal amount of debt less cash on hand) of 16% on the core portfolio debt. Including the Company’s pro-rata share of Fund debt, a debt yield of 13% and a net debt yield of 14%

•	Core portfolio Net Debt to EBIDTA of 4.3x

•	Fixed-charge coverage ratio of 2.9 to 1 for the quarter ended March 31, 2010

Low Exposure to Interest Rates and Current Debt Maturities

•
100% of the Company’s core portfolio debt is fixed-rate at an average interest rate of 6.0%. Including the Company’s pro-rata share of the Fund debt, 89% of the Company’s debt is fixed-rate at an average interest rate of 5.5%

•	Including extension options, no significant core portfolio debt maturities before December 2011 when $50 million of convertible notes are due

•
Mortgage debt maturities at the Fund level through 2011 total $46 million, of which Acadia’s pro-rata share was $9.2 million. In addition, borrowings against subscription lines, which are collateralized by unfunded capital commitments, amounted to $40 million and $140 million for Fund II and Fund III, respectively. Acadia’s pro-rata share of the subscription line borrowings aggregated $35.8 million

Retail Portfolio Performance

As previously discussed in its 2010 outlook, the Company anticipates the residual effects of the downturn in the economy will continue to impact core portfolio performance. Occupancy within the core portfolio, which excludes Acadia’s Funds, is expected to be flat to up 100 basis points by the end of 2010 and same-store net operating income (“NOI”) to be between minus 2% and minus 4% for the year. During the first quarter 2010, the core portfolio performed at or above the more favorable end of these expectations as follows:

Same Store NOI

For the quarter ended March 31, 2010, same store NOI decreased 1.3% compared to the quarter ended March 31, 2009. As previously anticipated and discussed, first quarter NOI was impacted by the non-renewal of a Borders Bookstore lease at the Chestnut Hill (Philadelphia) property and the re-anchoring of the Marketplace at Absecon, which is now over 50% re-anchored. Excluding the 2.5% reduction in total core portfolio NOI resulting from these two locations, same store NOI for first quarter 2010 would have increased 1.2% over first quarter 2009.

Portfolio Occupancy

At March 31, 2010, Acadia’s core portfolio occupancy was 92.5%. This represents a decrease of 10 basis points from 92.6% occupancy at December 31, 2009. Acadia’s combined portfolio occupancy, including its core portfolio and Funds, was 91.8% as of March 31, 2010, which also represents a 10 basis points decrease from occupancy at December 31, 2009 of 91.9%.

Leasing Activity

During the first quarter of 2010, the Company realized a decrease in average rents of 1.6% in its core portfolio on new and renewal leases totaling 101,000 square feet. Excluding the effect of the straight-lining of rents, the Company experienced a 5.3% decrease in average rents.

Outlook - Earnings Guidance for 2010

The Company reaffirms its previously announced 2010 FFO and EPS forecast. On a fully diluted basis, the Company forecasts that its 2010 annual FFO will range from $0.95 to $1.00 per share and 2010 EPS from $0.46 to $0.51 per share.

Management Comments

“We are pleased with our first quarter results, which were driven by the stronger than anticipated performance of our core portfolio” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “Along with the improving retail environment, the capital markets also showed continued strengthening during the quarter. While we believe these improvements bode well for both our existing portfolio as well as our redevelopment pipeline, we recognize that we are still in the early stages of this economic recovery and, thus, remain focused on maintaining the strength of our portfolio and our balance sheet. Furthermore, we believe that our liquidity and available discretionary acquisition fund capital puts us in a strong position to capitalize on potential opportunities as they arise.”

Investor Conference Call

Management will conduct a conference call on Wednesday, April 28, 2010 at 12:00 PM ET to review the Company's earnings and operating results. The live conference call can be accessed by dialing 866-783-2142 (internationally 857-350-1601). The pass code is “Acadia”. The call will also be webcast and can be accessed in a listen-only mode at Acadia's web site at www.acadiarealty.com. If you are unable to participate during the live webcast, the call will be archived and available on Acadia's website. Alternatively, to access the replay by phone, dial 888-286-8010 (internationally 617-801-6888), and the passcode will be 83788147. The phone replay will be available through Wednesday, May 5, 2010.

Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated, self-managed and self-administered equity REIT focused primarily on the ownership, acquisition, redevelopment and management of retail and mixed-use properties including neighborhood and community shopping centers located in dense urban and suburban markets in major metropolitan areas.

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential opportunities arising from the current economic turmoil. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s most recent annual report on Form 10-K filed with the SEC on March 1, 2010 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) the current global financial crisis and its effect on retail tenants, including several recent bankruptcies of major retailers; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of our properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses and (xii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters ended March 31, 2010 and 2009 (dollars in thousands, except per share data)

	For the Quarters ended
	March 31,
Revenues	2010	2009

Minimum rents	$25,732	$21,249
Percentage rents	135	201
Expense reimbursements	6,030	5,462
Lease termination income	6	205
Other property income	431	302
Management fee income	400	756
Interest income	5,127	5,143
Other	--	1,700
Total revenues	37,861	35,018
Operating expenses
Property operating	7,848	7,322
Real estate taxes	4,527	3,665
General and administrative	5,119	6,141
Depreciation and amortization	10,341	8,580
Total operating expenses	27,835	25,708
Operating income	10,026	9,310
Equity in earnings (losses) of unconsolidated affiliates	387	(3,307)
Interest expense and other finance costs	(8,467)	(7,821)
Gain on extinguishment of debt	--	3,150
Income from continuing operations before income taxes	1,946	1,332
Income taxes	(439)	(526)
Income from continuing operations	1,507	806

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters ended March 31, 2010 and 2009 (dollars in thousands, except per share data)

	For the Quarters ended
	March 31,
	2010	2009

Discontinued operations:
Operating income from discontinued operations	--	174
Gain on sale of property	--	5,637
Income from discontinued operations	--	5,811
Net income	1,507	6,617
Loss (income) attributable to noncontrolling interests in subsidiaries:
Continuing operations	3,623	8,546
Discontinued operations	--	(4,864)
Net loss attributable to noncontrolling interests in subsidiaries	3,623	3,682

Net income attributable to Common Shareholders	$5,130	$10,299

Supplemental Information
Income from continuing operations attributable to Common Shareholders	$5,130	$9,352
Income from discontinued operations attributable to Common Shareholders	--	947
Net income attributable to Common Shareholders	$5,130	$10,299

Net income attributable to Common Shareholders per Common Share – Basic
Net income per Common Share – Continuing operations	$0.13	$0.28
Net income per Common Share – Discontinued operations	--	0.03
Net income per Common Share	$0.13	$0.31
Weighted average Common Shares	39,981	33,474

Net income attributable to Common Shareholders per Common Share – Diluted 2
Net income per Common Share – Continuing operations	$0.13	$0.28
Net income per Common Share – Discontinued operations	--	0.03
Net income per Common Share	$0.13	$0.31
Weighted average Common Shares	40,150	33,621

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters ended March 31, 2010 and 2009 (dollars in thousands, except per share data)
RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS 3

	For the Quarters ended
	March 31,
	2010	2009

Net income attributable to Common Shareholders	$5,130	$10,299

Depreciation of real estate and amortization of leasing costs (net of noncontrolling interests' share):
Consolidated affiliates	4,588	4,370
Unconsolidated affiliates	358	372
Gain on sale (net of noncontrolling interests' share):
Consolidated affiliates	--	(929)
Income attributable to noncontrolling interests’ in Operating Partnership	86	151

Distributions – Preferred OP Units	5	5

Funds from operations	$10,167	$14,268
Funds from operations per share – Diluted
Weighted average Common Shares and OP Units 4	40,776	34,293
Funds from operations, per share	$0.25	$0.42

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters ended March 31, 2010 and 2009 (dollars in thousands)
RECONCILIATION OF OPERATING INCOME TO NET PROPERTY OPERATING INCOME (“NOI”) 3

	For the Quarters ended
	March 31,
	2010	2009

Operating income	$10,026	$9,310

Add back:
General and administrative	5,119	6,141
Depreciation and amortization	10,341	8,580
Abandonment of project costs	3	16
Less:
Management fee income	(400)	(756)
Interest income	(5,127)	(5,143)
Other income	--	(1,700)
Lease termination income	(6)	(205)
Straight line rent and other adjustments	(916)	13

Consolidated NOI	19,040	16,256

Noncontrolling interest in NOI	(5,371)	(2,001)
Pro-rata share of NOI	$13,669	$14,255

SELECTED BALANCE SHEET INFORMATION
	As of
	March 31, 2010	December 31, 2009

Cash and cash equivalents	$66,077	$93,808
Rental property, at cost	1,052,990	1,070,066
Total assets	1,360,172	1,382,464
Notes payable	754,607	780,094
Total liabilities	822,261	849,987

Notes:
1 For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.
2 Reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on this same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights
For the Quarters ended March 31, 2010 and 2009
(dollars in thousands, except per share data)

Notes (continued):
3 The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property and depreciation and amortization. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

4 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assumes full conversion of a weighted average 601 and 672 OP Units into Common Shares for the quarters ended March 31, 2010 and 2009, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 25 Common Shares for each of the quarters ended March 31, 2010 and 2009. In addition, diluted FFO also includes the effect of employee share options of 169 and 122 Common Shares for the quarters ended March 31, 2010 and 2009, respectively.

CONTACT:
Acadia Realty Trust
Jon Grisham, 914-288-8100